Exhibit 5.1

April 30, 2021

Therapeutics Acquisition Corp.

200 Berkeley Street, 18th Floor

Boston, Massachusetts 02116

Re:	Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-254600) (as amended or supplemented, the "Registration Statement"), including the proxy statement/prospectus forming a part thereof, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Therapeutics Acquisition Corp. d/b/a Research Alliance Corp I., a Delaware corporation (the “Company”) of up to 60,240,279 shares (the “Shares”) of the New POINT Common Stock (as defined in the Registration Statement), $0.0001 par value per share, to be issued by the Company pursuant to the terms of the Business Combination Agreement, dated as of March 15, 2021 (as may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among the Company, Bodhi Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and POINT Biopharma Inc., a Delaware corporation. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Business Combination Agreement, the Company Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Therapeutics Acquisition Corp.

April 30, 2021

Very truly yours,

GOODWIN PROCTER LLP